Exhibit 107

Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Sonim Technologies, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share		Other	1,650,000	$0.6692	$1,104,180.00	0.00015310	$169.05

Total Offering Amounts:							$1,104,180.00		169.05
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$169.05

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low price of the Registrant’s shares of Common Stock as reported on The Nasdaq Stock Market on July 3, 2025.